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                                                                   EXHIBIT - 2.3

                             SALES AGENCY AGREEMENT

         AGREEMENT, dated as of February 9, 2005, by and between Commonwealth Energy Corporation, a California corporation ("Buyer"), and American Communications Network, Inc., a Michigan corporation ("ACN"), and, as to Section 8 only, Commerce Energy Group, Inc., a Delaware corporation ("CEG").


                               W I T N E S S E T H

         WHEREAS, Buyer, ACN and ACN Utility Services Inc., ACN Energy Inc. and ACN Power, Inc. (the "ACN Parties") have entered into that certain Asset Purchase Agreement, dated as of February 9, 2005 (the "Purchase Agreement"), pursuant to which the ACN Parties are selling substantially all of the assets, properties, rights and businesses of the Retail Energy Business to Buyer;

         WHEREAS, as a condition to entering into the Purchase Agreement, ACN has agreed that its network of independent sales representatives (the "Representatives") shall act as a limited agent for Buyer to sell electric commodity and natural gas products and related services of the Retail Energy Business (the "Energy Products") to retail residential and commercial consumers from and after the Closing Date, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. Defined Terms. Terms used herein but not defined herein shall have the meaning ascribed to them in the Purchase Agreement. In addition, the following terms shall have the following meanings:

         "Accepted Customer" shall mean those customers of ACN which are accepted by Buyer pursuant to standards to be determined from time-to-time by Buyer in its sole discretion and applied by Buyer in a consistent manner as gauged on a same UDC market, same energy product or commodity, and same customer class basis.

         "ACN Call-Center-sourced Customers" shall mean those customers of ACN which have initiated contact with ACN, via an inbound call, to ACN's call center, and requested to become a customer of ACN and have ultimately purchased one or more Energy Products from ACN, which customers (a) are Accepted Customers and (b) have been or will be billed by Buyer during or as of the relevant measurement period.

         "ACN Commission Reports" shall have the meaning ascribed to such term in Schedule A attached hereto.

         "ACN Indemnified Person" shall have the meaning ascribed to such term in Section 10(c).


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         "ACN-Sourced Customers" shall mean those customers presented by ACN or the Representatives under this Agreement to Buyer which customers (a) are Accepted Customers and (b) have been or will be billed by Buyer during or as of the relevant measurement period.

         "Agency Customers" shall have the meaning ascribed to such term in
Section 7(a).

         "Agency Period" shall have the meaning ascribed to such term in Section 3(a).

         "Average Closing Price" shall mean, for any date of determination, the average closing sale price per share of the Stock for the five (5) trading days immediately preceding the date of determination on the American Stock Exchange or, if not listed on such exchange, on such other national exchange or quotation system upon which the Stock is then listed or quoted.

         "Benchmark" shall have the meaning ascribed to such term in Section
7(a).

         "Billing Report" shall have the meaning ascribed to such term in
Section 6(a)(ii).

         "Billing Report Date" shall have the meaning ascribed to such term in
Section 8(b).

         "Buyer Indemnified Person" shall have the meaning ascribed to such term in Section 10(a).

         "Buyer RSG Liaison" shall have the meaning ascribed to such term in
Section 4(g).

         "CAB's" shall have the meaning ascribed to such term in Schedule A attached hereto.

         "CEG" shall have the meaning ascribed to such term in the preamble.

         "CEG Common Stock" shall mean the common stock, $0.001 par value, of CEG.

         "Commencement Date" shall have the meaning ascribed to such term in
Section 7(a).

         "Commission Notice" shall have the meaning ascribed to such term in Schedule A.

         "Commissions" shall have the meaning ascribed to such term in Section 6(a)(ii).

         "Confidential Information" shall have the meaning ascribed to such term in Section 9(a).

         "Customer Acquisition Fee" shall have the meaning ascribed to such term in Section 7(b).

         "Earned Level" shall have the meaning ascribed to such term in Schedule A attached hereto.

         "Energy Products" shall have the meaning ascribed to such term in the Whereas clause.

         "Initial Agency Period" shall have the meaning ascribed to such term in
Section 3(a).


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         "Month-End Period" shall have the meaning ascribed to such term in
Section 7(a).

         "Post-Closing Call Center Customers" shall mean those ACN Call-Center-sourced Customers generated after the Closing Date.

         "Purchase Agreement" shall have the meaning ascribed to such term in the Whereas clause.

         "Rep" shall have the meaning ascribed to such term in Schedule A attached hereto.

         "Representatives" shall have the meaning ascribed to such term in the Whereas clause.

         "Representative-Sold Customer" shall have the meaning ascribed to such term in Section 6(a)(i).

         "Restrictive Period" shall have the meaning ascribed to such term in
Section 9(c).

         "RVP" shall have the meaning ascribed to such term in Schedule A attached hereto.

         "Share Issuance Limitation" shall have the meaning ascribed to such term in Section 8(c).

         "Standards" shall have the meaning ascribed to such term in Section
2(a).

         "Stock" shall have the meaning ascribed to such term in Section 8(a).

         "SVP" shall have the meaning ascribed to such term in Schedule A attached hereto

         "Territory" means North America.

         2. Sales Agency.

            (a) During the Agency Period, ACN shall provide, or cause to be provided, to Buyer its network of Representatives to act as the limited agent for Buyer to sell Energy Products on behalf and for the benefit of Buyer. ACN shall use its commercially reasonable efforts to cause the Representatives: (i) to sell Energy Products and otherwise promote the Retail Energy Business in a manner consistent with the manner in which such products were sold for the Retail Energy Business prior to the Closing Date, and (ii) to act as agent for the sale of Energy Products exclusively for or on behalf of Buyer. Buyer shall have the right to cause ACN to direct the Representatives with respect to sales of Energy Products, customer service and regulatory matters in accordance with Buyer's Licenses or Certificates, the statutes, rules, regulations, or policies of the applicable jurisdictions in which Buyer has authorized ACN and Representatives to conduct customer acquisition activities (the "Standards"), but in no event shall it have the right to cause ACN to take any actions (or inaction) with respect to management and oversight of, or the commissions or other fees paid or payable to, the Representatives.

            (b) ACN shall be responsible for directing the Representatives to adhere to the Standards in selling the Energy Products and otherwise in connection with the performance of


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any obligations of ACN or the Representatives under this Agreement. Neither ACN nor the Representatives nor their respective personnel shall have the power or authority to act as attorney-in-fact of Buyer or bind Buyer in any way without the prior written consent of Buyer. All customers acquired by the Representatives shall be subject to acceptance by Buyer to the extent permitted by law.

            (c) ACN's and Representatives' agency on behalf of Buyer shall be limited to the following acts: (i) solicitation of customers, (ii) the offering of Buyer's Energy Products as set forth in Buyers marketing materials, applications, and sales agreements, or (iii) recommending Buyer's Energy Products to retail customers.

            (d) ACN's and the Representatives' limited agency shall not include
(i) the negotiation of prices or rates, terms or conditions of service for Buyer's Energy Products, (ii) taking title to Energy Products, (iii) arranging for the purchase, transportation, scheduling or delivery of Energy Products,
(iv) interaction or transactions with pipelines, utilities, local distribution companies, other suppliers or marketers, or state or federal energy/utility regulators, or (v) execution of contracts or agreements on behalf of Buyer.

            (e) Buyer shall have the right to cause ACN to take appropriate actions with respect to the conduct of a Representative in order to comply with a notice or inquiry of any applicable Governmental Authority by providing at least 5 days' prior written notice (or such lesser period of notice as may be required by such Governmental Authority) to ACN specifying the applicable remedial or corrective actions required by the Governmental Authority.

            (f) ACN shall provide Buyer with true and complete copies of all independent representative form agreements and updates thereto from time to time.

            (g) In providing the Representatives hereunder, ACN agrees (i)(A) not to take any actions that it knows or, in the exercise of reasonable care, should know would be harmful in any material respect to the business and operations of the Buyer, (B) to use its commercially reasonable efforts to promote the Retail Energy Business and the interests of Buyer in the same manner as it promotes its own business, and (C) to comply with all applicable energy federal, state and local laws, the Standards, and Buyer's policies and procedures established in accordance with Section 5(a) hereof as in effect from time to time, and (ii) to use its commercially reasonable efforts to cause the Representatives to do (or not to do, as applicable) the same.

         3. Agency Period; Termination.

            (a) The Agreement shall become effective as of the date hereof and continue for a period of one year (the "Initial Agency Period") or until earlier terminated as provided herein. Upon the expiration of such one-year period, this Agreement shall be automatically renewed on a year-to-year basis unless terminated by either Buyer or ACN by the giving of written notice of termination to the other party hereto at least 90 days' prior to the expiration of the initial term or any successive term. The Initial Agency Period and any successive term being collectively referred to herein as the "Agency Period."


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

            (b) This Agreement may be terminated at any time prior to the expiration of the Agency Period by any of the following:

                  (i) by mutual written agreement of the parties;

                  (ii) by either party upon the occurrence of a material breach by the other party that remains uncured for a period of thirty (30) days after such breaching party receives written notice describing the breach in reasonable detail from the non-breaching party.

            (c) In the case of termination other than as provided in Section 3(b)(ii), notwithstanding any other provision of this Agreement, any such termination shall be without liability to either party. Any termination as provided in Section 3(b)(ii) shall be without prejudice to the non-breaching party's rights to seek damages for such breach.

         4. Duties of ACN. ACN will use its best efforts to cause the Representatives to sell standard offer contracts of the Retail Energy Business as approved by Buyer to pre-approved customer classes in electric and gas markets as designated by Buyer in which ACN-Sourced Customers are located; and will perform the following functions:

            (a) process, reconcile, and make payments to Representatives of commissions received from Buyer on each Representative-Sold Customer;

            (b) provide Buyer with information similar in all material respects to that set forth in Schedule A attached hereto for the purpose of identifying the amount of Commissions to be paid by Buyer to ACN in accordance with Section 6 hereof for ACN payment to Representatives;

            (c) at Buyer's option, ACN will perform all Representative-service functions;

            (d) ACN will use its best efforts to give Buyer access to ACN's Representative conventions and regional training and orientation sessions and regional and local level conferences, training sessions, meetings and gatherings at which ACN's other training and product/service familiarization is scheduled to occur so that Buyer may train the Representatives on products, processes, and procedures to sell Energy Products;

            (e) ACN and Buyer will agree from time to time to provide Representatives material to be provided by Buyer for presentation through ACN's website area(s) serving Representatives, including potential links to Buyer's website area(s) intended to inform the Representatives of Energy Products available for Representatives to sell;

            (f) ACN will use its commercially reasonable efforts to promote the agency relationship created hereunder to the Representatives;

            (g) ACN will permit a representative of Buyer (a "Buyer RSG Liaison") to work in ACN's offices housing its RSG (and provide an amount of enclosed office space with a locking door customary for a senior executive) for the purpose of assisting RSG management in


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understanding energy products, answering energy sales questions and generally assisting with the interface between the two organizations (ACN and Buyer) with respect to activities under this Agreement; and

            (h) ACN will obtain and maintain any licenses or certificates required to perform its obligations under this Agreement.

         5. Duties of Buyer. Buyer shall provide Energy Products for the Representatives to sell in accordance with the following terms:

            (a) Buyer shall set all pricing and terms of service, as well as establish the policies and procedures for the Representatives to sell Energy Products for the Retail Energy Business;

            (b) Buyer shall undertake all business functions relating to customers generated by the Representatives pursuant to this Agreement, including, but not limited to, order entry, provisioning, billing, collections, energy supply and scheduling, utility interfaces, and customer tracking;

            (c) Buyer shall provide ACN with reports and/or electronic data reasonably satisfactory to ACN, at such times as are reasonably acceptable to ACN, in order for ACN to properly administer its incentive compensation and other programs for the Representatives and so that ACN may reconcile its records with those of Buyer;

            (d) Buyer shall be entitled to provide training for Representatives at such times as may be reasonably acceptable to ACN at ACN's Representative conventions, and regional training and orientation sessions and regional and local level conferences, training sessions, meetings and gatherings at which ACN's other training and product/service familiarization is scheduled to occur and Buyer shall provide all product literature, contractual forms, and any other materials needed for the Representatives (including web-based information) to be able to sell Buyer energy products and services;

            (e) Buyer may provide a Buyer RSG Liaison, which liaison shall be reasonably acceptable to ACN, to be co-located in the offices of ACN housing its RSG during the normal business hours of the RSG management; and

            (f) Buyer will comply with all applicable energy federal, state and local laws necessary to satisfy the purposes of this Agreement.

         6. Commission Payment.

            (a) Buyer shall pay ACN commission payments for all sales generated by the Representatives in the following manner:

                  (i) For each (A) Transferred Customer and (B) ACN-sourced Customer and ACN Call-Center-sourced Customer (i.e., excluding Post-Closing Call Center


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Customers) which (1) is an Accepted Customer and (2) has been billed by Buyer
(each such customer hereinafter referred to as a "Representative-Sold Customer"), Buyer shall pay ACN amounts equivalent to the actual commissions (without taking into account any deduction by ACN from such commissions of ACN's customary out-of-pocket costs) and which ACN, using its policies and procedures as in effect on the date hereof (taking into account the deduction by Buyer of the 10% of commission deduction by ACN for presumed bad-debt), will in turn pay to the Representative(s) as such amounts are further defined and limited as specified in Section 6(a)(ii) hereof. Except with the prior written consent of Buyer, ACN shall direct the Representatives not to sell, and Buyer shall have no obligation to pay ACN any commissions with respect to, any Energy Products other than "standard offers".

                  (ii) Within ten (10) days after the end of each month, Buyer shall provide ACN with a report (the "Billing Report") setting forth the billed revenue from the sale of Energy Products with respect to all Representative-Sold Customers during the prior month, and within ten (10) days after receiving the Billing Report, ACN shall send Buyer the Commission Notice. Buyer shall pay any undisputed commissions directly to ACN within sixty (60) days after the end of the month to which the Commission Notice applies, with any disputed commission paid, if necessary, promptly after resolution thereof by the parties. Each party shall be entitled to conduct audits of the other's books and records as it deems necessary or advisable in order to verify the information set forth in the Billing Report or the Commission Notice, as applicable.

            (b) All commission payments shall be made by Buyer directly to ACN. ACN shall be solely liable for the payment of any and all compensation of whatever kind to the Representatives, other out of pocket expenses incidental to the paying of the Representatives or the Representatives' sale of Energy Products and benefits received by such independent contractors (including the Representatives). To the extent required, ACN (and not Buyer under any circumstance) shall issue an IRS Form 1099 to each of the Representatives with respect to any commissions or fees that any of the Representatives earns for the Energy Products provided hereunder.

            (c) Prior to an ACN customer becoming a Transferred Customer, Buyer shall provide ACN the information necessary to calculate Representatives' commissions substantially as set forth on Schedule A attached hereto and thereafter ACN shall provide reports substantially as set forth on Schedule A attached hereto so that Buyer may remit to ACN amounts in accordance with this
Section 6 which are commission amounts for ACN to pay to the Representatives.

            (d) Subsequent to an ACN customer becoming a Transferred Customer, and for all Representative-Sold Customers, Buyer shall provide ACN the information necessary to calculate Representatives' commissions substantially as set forth on Schedule A attached hereto and thereafter ACN shall provide reports substantially as set forth on Schedule A attached hereto so that Buyer may remit to ACN amounts in accordance with this Section 6 which are commission amounts for ACN to pay to the Representatives.


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         7. Customer Acquisition Payment Structure.

            (a) During the Initial Agency Period, Buyer shall calculate, not less frequently than by each month-end and shall report such calculation to ACN within twenty (20) days after the end of each month, the sum of Transferred Customers, ACN-Sourced Customers and Post-Closing Call Center Customers which it has sent a bill to during the billing cycle ending as of the last day of the immediately preceding month (hereafter referred to as "Agency Customers"). Buyer shall have an obligation to pay ACN a Customer Acquisition Fee upon the earlier to occur of (i) the expiration of the Initial Agency Period, or (ii) the day immediately after the last day of the month during the Initial Agency Period on which Buyer has at least [CONFIDENTIAL TREATMENT REQUESTED] Agency Customers (the "Commencement Date"). The number of Agency Customers of Buyer on the Commencement Date and on any month-end anniversary of the Commencement Date which is greater than the highest prior Benchmark shall be referred to herein as a "Benchmark" for the succeeding calendar month-end period (any such period, a "Month-End Period"). A Customer Acquisition Fee, to the extent payable, shall be paid by Buyer to ACN within 30 days of the expiration of the prior Month-End Period, for each Agency Customer enrolled as of the end of the prior Month-End Period in excess of the applicable Benchmark. Each party shall be entitled to conduct audits of all reports, calculations and determinations made by the other party with respect to the Customer Acquisition Fee.

            (b) The "Customer Acquisition Fee" shall equal an amount calculated by multiplying (i) the number of Agency Customers at the end of the Month-End Period in excess of the applicable Benchmark by (ii) [CONFIDENTIAL TREATMENT REQUESTED].

         8. Payment of Customer Acquisition Fee(s) Post-Initial Period.

            (a) Subject to the Share Issuance Limitation, upon the Commencement Date, CEG shall place into escrow, pursuant to the Escrow Agreement, a number of shares of CEG Common Stock, rounded down to the nearest whole number, determined by dividing $1,250,000 by the Average Closing Price on the day immediately prior to the Commencement Date.

            (b) Within twenty (20) business days after the date of receipt of the Billing Report (such date of receipt being referred to as a "Billing Report Date") most closely following the conclusion of a Month-End Period, a number of shares of CEG Common Stock shall be released from the escrow to ACN equal to (i) the Customer Acquisition Fee payable by Buyer to ACN with respect to the immediately prior Month-End Period divided by (ii) the Average Closing Price as of the Billing Report Date. If there is no CEG Common Stock remaining on deposit in the escrow at the time a release is required in accordance with the prior sentence, subject to the Share Issuance Limitation, CEG shall promptly deposit in escrow not less than a number of additional shares of CEG Common Stock equal to (1) $1,250,000 divided by (2) the Average Closing Price as of the Billing Report Date; provided, however, CEG shall have no obligation to deposit additional shares of CEG Common Stock into escrow unless such shares have been duly approved for listing on the American Stock Exchange (or such other national exchange or quotation system upon which the CEG Common Stock is then listed or quoted), provided that Buyer and CEG have used commercially reasonable efforts to do so.


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            (c) Notwithstanding any provision of this Agreement or the Purchase
Agreement, CEG shall have no obligation to issue any shares of CEG Common Stock pursuant to this Agreement or the Purchase Agreement, into escrow or otherwise, if the issuance of such shares of CEG Common Stock, together with all prior issuances under the Purchase Agreement and this Agreement in the aggregate, would result in the issuance of more than 14.9% of the shares of CEG Common Stock outstanding immediately prior to the date of execution of the Purchase Agreement (the "Share Issuance Limitation").

            (d) If (i) there is insufficient CEG Common Stock remaining on deposit in the escrow at the time a release is required pursuant to this Agreement due to the Share Issuance Limitation or (ii) there is any failure to have CEG Common Stock listed on the American Stock Exchange (or such other national exchange or quotation system upon which the CEG Common Stock is then listed or quoted) within the timeframe provided in Section 8(b), then, in lieu of such release of CEG Common Stock, ACN shall be entitled to, and Buyer shall make, such payment in cash within thirty (30) days.

            (e) The procedures for payment of Post-Initial Period Customer Acquisition Fees shall be reasonably similar to those procedures for payment of Customer Acquisition Fees applicable to the Initial Period. Upon expiration of the Agency Period or termination of this Agreement, after payment of all amounts to ACN pursuant to this Section 8, all shares of CEG Common Stock remaining in the escrow shall be released to Buyer.

            (f) Each party shall have the same right to audit the methods of calculating the number of Agency Customers used in the determination of the Customer Acquisition Fee in the Post-Initial Period as granted to the such party during or applicable to the Initial Period.

            (g) ACN represents and warrants to Buyer and CEG as follows:

                  (i) ACN is acquiring the CEG Common Stock, when and if released to ACN pursuant to this Agreement and the Escrow Agreement, for its own account and not with a present view to, or for sale in connection with, any distribution thereof. ACN consents to the placement of the following legend on each certificate representing the shares of CEG Common Stock and acknowledges that stop transfer instructions will be placed with CEG's transfer agent:

                  "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR SOLD UNLESS (i) A REGISTRATION STATEMENT UNDER SUCH ACT (OR AN EXEMPTION FROM SUCH REGISTRATION) IS THEN IN EFFECT WITH RESPECT THERETO, (ii) A WRITTEN OPINION FROM COUNSEL FOR THE ISSUER OR OTHER COUNSEL FOR THE HOLDER REASONABLY ACCEPTABLE TO THE ISSUER HAS BEEN OBTAINED TO THE EFFECT THAT NO SUCH REGISTRATION IS REQUIRED OR (iii) A 'NO ACTION' LETTER OR


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

                  ITS THEN EQUIVALENT HAS BEEN ISSUED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER OR SALE."

                  (ii) ACN understands that the CEG Common Stock will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to
                  Section 4(2) of the Securities Act and that the reliance of CEG and the Buyer on such exemption is predicated in part on ACN's representations set forth herein. ACN represents that it is experienced in evaluating companies such as CEG and the Buyer, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to suffer the total loss of its investment in the CEG Common Stock. ACN is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. ACN further represents that it has had access during the course of the transaction and prior to its acquisition of the shares of CEG Common Stock to such information relating to CEG and the Buyer as it has desired and that it has had the opportunity to ask questions of and receive answers from the CEG and the Buyer concerning the transaction and to obtain additional information (to the extent CEG and the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

                  (iii) ACN understands that the shares of CEG Common Stock may not be sold, transferred or otherwise disposed of by ACN without registration under the Securities Act or an exemption therefrom and that in the absence of an effective registration statement covering the shares of CEG Common Stock or an available exemption from registration under the Securities Act, the shares of CEG Common Stock must be held indefinitely.

                  (iv) At each time of delivery of the shares of CEG Common Stock from the escrow in accordance with this Section 8 and the Escrow Agreement, before any shares are released from escrow in accordance with the terms of this Agreement and the Escrow Agreement, ACN shall deliver to Buyer and CEG a certificate confirming that each of the representations and warranties set forth in this Section 8(g) continue to be true and correct in all respects.

            (h) ACN agrees that neither it nor its Affiliates will in any manner, directly or indirectly, purchase or sell securities of the CEG during any period during and within three trading days of the determination of the Average Closing Price.

            (i) Should any fractional share result from the calculations described in this Agreement, the number shares of CEG Common Stock released from escrow shall be rounded up to the next greater whole number if the fraction is greater or equal to one-half and rounded down to the next lesser whole number if the fraction is less than one-half; provided, however, that the number of shares to be released, as applicable, after giving effect to such rounding up shall not exceed the total number of shares of CEG Common Stock available and held by Escrow Agent.

            (j) Notwithstanding any other provision of this Agreement, the Purchase Agreement or the Escrow Agreement or any other agreement entered into by the parties in connection with the transactions contemplated hereby or thereby, if at any time ACN, together with its Affiliates, beneficially owns more than 9.9% of the outstanding common stock of CEG (any such period of time, a "10% Holder Period"), ACN shall provide Buyer and CEG with written notice thereof, and Buyer shall have the right to provide written notice to ACN electing to suspend the stock escrow payments under this Section 8 for the duration of the 10% Holder Period and, in lieu thereof, make any such required payments in cash.

         9. Confidential Information; Return of Documents; Non-Competition; Non-Solicitation.

            (a) ACN agrees not to, and to cause its officers, directors, employees, stockholders, Affiliates and representatives (including, but not limited to, the Representatives) not to, directly or indirectly, without the prior written consent of Buyer, use or disclose to any Person any information, trade secrets, customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices (collectively, "Confidential Information") of the Retail Energy Business.

            (b) Upon expiration of the Agency Period or termination of this Agreement, ACN shall, and shall cause its officers, directors, employees, stockholders, Affiliates and representatives (including, but not limited to, the Representatives) to, immediately deliver to Buyer all plans, designs, drawings, specifications, listings, manuals, memoranda, projections, minutes, records, notebooks, computer programs and files and similar repositories of or containing Confidential Information, including all copies, then in the possession or control of any of the foregoing persons or otherwise available to them, whether prepared by any of them or others, and none of the foregoing persons shall retain any copies or abstracts of any such documents, other than those copies ACN is required by law to retain.

            (c) During the Agency Period and for a period of one year following the earlier of the expiration thereof or the termination of this Agreement (the "Restrictive Period"), ACN agrees that:

                  (i) neither ACN nor any of its Affiliates will, directly or indirectly, anywhere in the Territory, (A) engage in any business the same as or similar to, or engage in competition with, the Retail Energy Business as heretofore engaged in by ACN or any of its Subsidiaries or engaged in by Buyer or its Subsidiaries during the Restrictive Period, (B) render services to or have any interest, as a shareholder, owner, agent, consultant, lender or guarantor or any other interest, in any other Person (other than ACN) engaged in the manufacture or sale of energy-related products, or the rendering of energy-related services, which are currently being manufactured or sold or rendered by the Retail Energy Business, or similar energy-related


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

products or services, or (C) engage in competition with, or manufacture or sell, such products or services as are referred to in clause (ii) of this Section 9(c)(i); and

                  (ii) neither ACN nor any of its Affiliates or representatives will, directly or indirectly, (i) solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave the employ of Buyer or any of its Affiliates who, prior to the Closing Date was, or during the Restrictive Period will be, employed or retained by Buyer or any of its Affiliates as a consultant, agent, employee or otherwise or (ii) divert or attempt to divert from Buyer or any of its Affiliates any business whatsoever by influencing or attempting to influence any existing or prospective customer or supplier of the Retail Energy Business or Buyer or any of its Affiliates. Notwithstanding the foregoing, ACN shall be permitted to hire or otherwise utilize any person terminated or not employed by Buyer.

            (d) During the Restrictive Period, except as set forth in the Purchase Agreement, this Agreement or in connection with the transactions contemplated hereby and thereby, Buyer agrees that neither it nor any of its Affiliates or representatives will, directly or indirectly, (i) solicit or attempt to solicit (either for itself or as agent for another) for employment or induce, persuade or encourage any person to leave the employ of ACN or any of its Affiliates who, prior to the Closing Date was, or during the Restrictive Period will be, employed or retained by ACN or any of its Affiliates as a consultant, agent, employee or otherwise or (ii) divert or attempt to divert from ACN or any of its Affiliates any business whatsoever by influencing or attempting to influence any existing or prospective customer or supplier of ACN or any of its Affiliates. Notwithstanding the foregoing, Buyer shall be permitted to hire or otherwise utilize any person terminated or not employed by ACN.

            (e) Each party acknowledges and agrees that any breach of this
Section 9 is likely to result in irreparable injury to the other, that monetary damages will be an inadequate remedy of such breach and that, accordingly, in addition to any other remedy that such party may have, such party shall be entitled to enforce the specific performance of this Section 9 and to seek both permanent and temporary injunctive relief in the event of any breach hereof. All expenses, including, without limitation, attorney's fees and expenses incurred in connection with any legal proceeding arising as a result of a breach or threatened breach of this Section 9 shall be borne by the losing party to the fullest extent permitted by law and the losing party hereby agrees to indemnify and hold the other party harmless from and against all such expenses.

            (f) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 9 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by this Agreement. If any portion of this Section 9 shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the balance hereof, and such balance shall remain in full force and effect. It is understood that ACN is entering into the provisions of this Section 9 in order to induce Buyer to enter into the Purchase Agreement and consummate the transactions contemplated thereby. The parties acknowledge that the business of ACN is currently conducted throughout the Territory.

In view of the statements made in the preceding sentence, the parties agree that the Territory is reasonable in scope. The provisions of this Section 9 shall survive the expiration of the Agency Period and any termination of this Agreement.

         10. Waiver of Liability; Indemnification.

            (a) ACN hereby waives, releases and discharges Buyer and its directors, officers, employees, stockholders, Affiliates and agents (each, a "Buyer Indemnified Person" and collectively, the "Buyer Indemnified Persons") from any and all claims or demands which ACN may have or acquire against any of the Buyer Indemnified Persons with respect to any claim for any Damages incurred or sustained by any of the Buyer Indemnified Persons arising out of, resulting from or based upon the actions (or inactions) of ACN, its Affiliates or the Representatives in selling the Energy Products and otherwise performing their obligations hereunder, other than as a result of the breach of this Agreement or the gross negligence, bad faith, willful misconduct or criminal conduct of such Buyer Indemnified Person.

            (b) ACN hereby agrees to indemnify and hold each Buyer Indemnified Person harmless from and against all Damages which any Buyer Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any Buyer Indemnified Person arising out of, resulting from or based upon (i) any breach by ACN of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any claim asserted or threatened to be asserted by any third party in connection with ACN, its Affiliates or the Representatives, selling the Energy Products or serving or having served pursuant to this Agreement; provided, however, ACN shall not be liable to indemnify and hold any Buyer Indemnified Person harmless from any such Damages to the extent it is the result of the gross negligence, bad faith, willful misconduct or criminal conduct of, or the breach of this Agreement by, the party seeking indemnification hereunder.

            (c) Buyer hereby agrees to indemnify and hold ACN and its directors, officers, employees, stockholders, Affiliates and agents (each, an "ACN Indemnified Person" and collectively, the "ACN Indemnified Persons") harmless from and against all Damages which any ACN Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any ACN arising out of, resulting from or based upon (i) any breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any claim asserted or threatened to be asserted by any third party in connection with Buyer's obligations pursuant to this Agreement, in each case solely to the extent that any such Damages is the direct result of the gross negligence, bad faith, willful misconduct or criminal conduct with respect to any training, sales materials, literature, forms or documents provided by Buyer for use by the Representatives of, or the breach of this Agreement by, any of the Buyer Indemnified Persons.

         11. Independent Contractors. The parties acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of joint venturers, co-partners, employer and employee, master and servant or any similar relationship between the parties.

         12. Expenses. Except as otherwise provided for herein, each party will pay its own expenses in connection with this Agreement and the completion of the transactions contemplated hereby.

         13. Expenses Related to Audit Rights. Wherever either party has an audit right, the party exercising its audit right shall be entitled to reimbursement of its reasonable and customary expenses associated with such audit from the other party in the event such audit results in a determination that there was a material inaccuracy adverse to the party conducting the audit. Further, the party being audited shall be entitled to reimbursement of its reasonable and customary expenses associated with supporting such audit from the party conducting the audit in the event such audit results in a determination that the subject matter audited was materially accurate. Any inaccuracies determined by any such audit shall be corrected in the favor of the party to whom the inaccuracy was adverse.

         14. Force Majeure. In the event that war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of terrorism, act of God or other contingency beyond the reasonable control of ACN causes cessation or interruption of ACN's or the Representatives' performance hereunder, performance by ACN shall be temporarily excused for the period of the disability, without liability, provided that ACN shall promptly after they have actual knowledge of the beginning of any excusable delay, notify Buyer of such delay, the reason therefor, and the probable duration and consequence thereof. ACN shall use its reasonable best efforts to resume performance of its and the Representatives' obligations hereunder with the least possible delay.

         15. Miscellaneous.

            (a) Entire Agreement; Amendment; Waiver. This Agreement, together with the Purchase Agreement and the Schedules and Exhibits hereto and thereto, contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged, except by a written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

            (b) Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

            (c) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, or transmitted by facsimile, or delivered by same-day or overnight courier service, and addressed to the addresses of the respective parties as set forth in Section 16 of the Purchase Agreement or to such changed addresses as such parties may fix by notice in accordance therewith.

            (d) Successors and Assigns. This Agreement is personal in its nature to ACN and ACN shall not, without the consent of Buyer, assign or transfer this Agreement or any rights or obligations hereunder. Buyer may freely transfer the Agreement to any Person then conducting the Retail Energy Business. This Agreement shall be binding upon and inure to the benefit of Buyer and its successors and assigns and upon ACN and its successors and permitted assigns.

            (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

            (f) Arbitration. Any claim, controversy or dispute between the parties shall be resolved by binding arbitration of the issue in accordance with the following procedures:

                  (i) Either party may request arbitration by giving the other involved party written notice, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The arbitration shall be governed by the rules of the American Arbitration Association ("AAA") and held in New York, New York or other mutually agreed upon location.

                  (ii) If both parties agree to an arbitrator within 30 days after a request for arbitration is made hereunder, that arbitrator shall be selected to hear the dispute in accordance with AAA rules. If the parties are not able to agree upon an arbitrator within such 30 day period, then that party who requested arbitration may request that the AAA select an arbitrator who has business experience in the sales industry and the selected arbitrator shall hear the dispute in accordance with AAA rules.

                  (iii) Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses; provided, however, that if the claim of either party is upheld by the arbitrator in all material respects, the arbitrator may apportion between the parties as the arbitrator may deem equitable the costs incurred by the prevailing party. The fees and expenses of the arbitration procedures, including the fees of the arbitrator, will be shared equally by the parties.

                  (iv) Any award rendered pursuant to an arbitration proceeding shall be final, conclusive, non-appealable and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

            (g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

            (h) Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement. Each party further agrees that if the standards applicable to oversight and responsibility of the Representatives is not acceptable to, or in compliance with, any applicable Governmental Authority, the standards shall be revised accordingly in a manner reasonably acceptable to the parties.

            (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                           COMMONWEALTH ENERGY CORPORATION

                                                By:  /S/ PETER WEIGAND
                                                     ---------------------------
                                                     Name:  Peter Weigand
                                                     Title:  President

                                           AMERICAN COMMUNICATIONS NETWORK, INC.

                                                By:  /S/ JAMES F. MULCAHY
                                                     ---------------------------
                                                     Name:  James F. Mulcahy
                                                     Title:  Secretary/Treasurer


                                           As to Section 8 only:

                                           COMMERCE ENERGY GROUP, INC.

                                                By:  /S/ PETER WEIGAND
                                                     ---------------------------
                                                     Name:  Peter Weigand
                                                     Title:  President


                   [Signature page to Sales Agency Agreement]

                                   SCHEDULE A


               REPRESENTATIVE COMMISSION CALCULATION PROCESS MODEL

Commissions are processed on a monthly basis. The Buyer will provide a file of all billings of the ACN -Sourced Customers on a monthly basis, no later than the last business day of the month following the billing month (a Billing Month Report). Each record in such Billing Month Report will contain customer information including but not limited to the customer account number, Billed Energy Amount, and RepID (which ID will tie to the RepID in ACN's VIP system). In this file, there is no allowance made for the paid or outstanding status of any ACN -Sourced Customer account.

ACN conducts at least a three-pass process with respect to calculating Representative Commissions for each monthly Billing Report prior to determining the actual Representative Commissions for each Representative for such Billing Month. The first of the three process passes against each Billing Month Report is called the Trial Preprocessing pass. The importance of the Daily Customer Reports to ACN is that the RVP's (RVP being a designation for one status level of an ACN Representative or "Rep") and SVP's (SVP being another designation for one status level of an ACN Rep) will have their commission amount change based upon "Earned Level." Earned Level also affects the Customer Acquisition Bonuses ("CAB's") paid to all applicable Reps (i.e., the selling Rep and all upline
Reps).

In addition to the Monthly Billing Report, the Buyer will provide ACN each Business Day a file containing customer records where the REPID Field contains a value associated with a Representative of ACN. Any new customer order received by the Buyer from an independent representative and accepted by Buyer pursuant to the Sales Agency Agreement by 2:00 PM ET each Business Day will be included in the daily customer file (Daily Customer Report). The Daily Customer Report will also include information on all ACN -Sourced Customers where the status of the customer has changed.

The Daily Customer Reports are required daily since the compensation plan for the ACN's Representatives determines qualifications for bonuses and earned positions based on the number of active customers that an independent representative has either personally acquired or acquired through the other people in his/her sales organization. The status of each customer is displayed by the ACN to the independent representative on their personal customer list. The number of active personal customers is also used to determine eligibility for commission levels 1 through 7.

CABs (Customer Acquisition Bonuses) are amounts paid to Reps by ACN independent of commissions and CAB payment amounts do not affect amounts paid by Buyer to ACN. Nevertheless, ACN requires the daily customer load files in order to calculate CAB amounts.

Commissions are finalized for mailing and dated the third Friday of each month. The commissions are paid based on the billings from the third month prior to when commissions are paid. For example, commissions paid in April are based on billing in January. During the Trial

Preprocessing pass the billing files of all of ACN's services from all countries are loaded into the ACN's VIP system. The amounts are then verified to ensure that they match with the total billing for the applicable month. This step is completed the month prior to when commissions are paid.

The second step in the Commission process is called the Preprocessing step. During this step the billing data is loaded into the VIP system and provided to the representatives on their reports. In addition, during Preprocessing any customers that are no longer active are removed and stop counting towards qualifications. Preprocessing occurs the last weekend of the month prior to the calculation of the commissions. Again, to support this Preprocessing ACN requires the Daily Customer Report.

The third step in ACN's three-pass process is called the Processing step. The calculation of commissions to be paid is made during the Processing step which is a process conducted by ACN the weekend of the first Friday of each month. Those calculations are made based on customer billings (from the Applicable Billing Month Report), the commission level that each representative is qualified to receive and the qualifications of the Regional Vice Presidents
(RVPs) and Senior Vice Presidents (SVPs).

Each Rep's Personal Commission Percentage is calculated during the Processing step. Only one Personal Commission Percentage applies to a Rep for any given commission payment month.

Each Rep's actual Upline Commission Percentage is calculated at the Processing Step. Commissions paid on levels one through seven are made if the representative is eligible by having the required number of customers active on the first Friday of the month. Representatives are eligible to receive RVP or SVP commissions if they are qualified as a RVP or SVP on the first Friday of the month.

If a Rep moves up to RVP (or SVP) between billing month and payment month, their Upline Commission Percentage will change (upwards) before payment is made. Likewise, if a Rep moves down from an SVP (or RVP) between billing month and payment month, their Upline Commission Percentage will change (downwards) before payment is made. In addition, the promotion of a new RVP below an existing RVP will change the percentage commission of the existing upline RVP(s).

An Open Line is defined as a downline progression of Reps and customers where, down to such level there is a Rep at the same position of higher. For example, the commission percentage on revenue along an RVP Open Line, (downline from an RVP, after level 7 through until the 7th level of the next RVP or SVP) is 1/4%. Whenever there is an RVP or higher (i.e., an SVP) below an RVP or higher, this lower-down RVP (or higher), referred to as the 1st generation RVP, stops the accumulation of Open Line RVP commissions until the Level 7 of the 1st generation RVP. If this 1st generation RVP (or SVP) "disappears", the levels below the higher up RVP (or SVP) are then reconstituted up to level 7; and then, below level 7, the downline progression is once again an Open line down from the higher RVP (or SVP as applicable) based upon who (i.e., the RVP or SVP) sat at the top. ACN reserves the right to modify its compensation plan, including earned positions and commissions, as it sees fit to enhance the business opportunity for its Reps; provided that it provides written notice to Buyer before the end of the month for which the change is applicable; provided, further, that, Seller shall not make any such modification which would reasonably be expected to have a material adverse effect on the Retail Energy Business without the prior written consent of Buyer.

Information to be Supplied by ACN to Buyer Under this Attachment 1 to the Sales Agency Agreement in Order to Provide Buyer with Commission Calculation and Commission Amount Information ("ACN Commission Reports"). Buyer shall provide to ACN a functional design specification for the ACN Commission Report that ACN will produce monthly to enable Buyer to reconcile and validate the Commission Notice, which design specifications and form of ACN Commission Report shall be mutually agreeable to Buyer and ACN, it being recognized by Buyer that the design specification shall be consistent with ACN's existing software capabilities. The actual cost of the first 40 hours of development work shall be borne by ACN and thereafter shared equally by Buyer and ACN.

ACN will provide ACN Commission Reports to Buyer containing at least the following information in (an) electronic file(s) in a mutually agreed layout:

         1) Billing revenue used in the calculation of commissions;

         2) The amount of the billing revenue deemed to be commissionable (excludes non-commissionable services and includes a deduction of an allowance for bad debt);

         3) Number of commissionable customers, the total commissionable revenue of billed customers and the total commissions generated at the Personal Commission Level.

         4) Number of commissionable customers, the total commissionable revenue of the upline billed customers and the total commissions generated for Upline Commissions.

         5) The amount of commissions generated by level. This will include the calculation of commissions on the personal commission volume, levels 1 through 7 and the RVP and SVP levels; and

         6) The cash disbursements information on energy commissions which summarizes the amounts paid by ACN to representatives.

         Amounts generated in step #5 above may not all be paid in the same month. For example, if a representative has earned less than the minimum commission amount of $13.00 then the commissions will be held until the following month; provided, however, if the commission amount for a month is less than $13.00, such commissions shall be carried forward and paid at the time that the minimum commission amount for the representative equals or exceeds $13.00.